EXHIBIT 10.1

AMENDED AND RESTATED DEVELOPMENT, SUPPLY, MARKETING AND
DISTRIBUTION AGREEMENT

THIS AMENDED AND RESTATED PRODUCT DEVELOPMENT, SUPPLY, MARKETING AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2003, by and between E-Z-EM, INC., a Delaware corporation (“EZEM”) and Vital Images, Inc., a Minnesota corporation (“VTAL”).

RECITALS:

WHEREAS, the parties entered into a Development, Supply, Marketing and Distribution Agreement dated as of October 24, 2001 (the “Original Agreement”), pursuant to which, inter alia, EZEM was appointed as VTAL’s exclusive reseller of Appliances and EZEM received a royalty with respect to the sale by VTAL of Options, all on the terms and conditions set forth in the Original Agreement;

WHEREAS, the parties have agreed that EZEM will no longer sell Appliances;

WHEREAS, the parties have agreed to amend their agreement with respect to the sale by VTAL of Options; and

WHEREAS, to effect the foregoing and to effect such other changes as the parties have agreed upon, the parties desire to amend and restate the Original Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, EZEM and VTAL agree as follows:

1.             ORIGINAL AGREEMENT.

This Agreement amends and restates the Original Agreement in its entirety, provided however that notwithstanding the foregoing, the Original Agreement shall remain in full force and effect with respect to sales of Options by VTAL prior to June 1, 2003 and to sales of Appliances by EZEM.

2.             DEFINITIONS:

As used in this Agreement, the following terms shall have the meanings indicated (whether used in the singular or plural form), unless otherwise expressly provided:

2.1.          “Person” shall mean an individual, a corporation, a partnership, an association, a joint venture, limited liability company, government (or any agency or political subdivision thereof), an unincorporated organization, a trust or other entity, including, without limitation, an employee pension, profit sharing or other benefit plan or trust.

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2.2.          “Vitrea 2 Software” means the current Vitrea® 2 software product of VTAL and any new versions thereof made commercially available by VTAL (it being understood that VTAL reserves the right to designate whether a software product constitutes a new version of the Vitrea 2 software product or a new product).

2.3.          “Specification” shall mean the specification for the virtual colonoscopy visualization and analysis software modules of the Option; provided that such specification is intended only as a general description of the parties’ expectations with respect to the specification with respect to the Option, and shall be subject to modification in accordance with Section 3.3 hereof.

2.4.          “Option” means a virtual colonoscopy visualization and analysis software product consistent with the Specification, whether licensed as an option for use in conjunction with Vitrea 2 Software, incorporated into the Vitrea 2 Software as a standard feature, licensed as a standalone product, licensed on an OEM basis or otherwise made commercially available by VTAL, including any upgrades or new versions thereof for which a separate fee is charged and which is not provided as a part of maintenance and support.  For the avoidance of doubt, no Colon Computer Aided Design (CAD) option is included in the term “Option” for purposes hereof.

2.5.          “Appliance” means a virtual colonoscopy visualization and analysis software product substantially consistent with the Specification which (i) is designed to be licensed and function on a standalone basis, that is, without need for a separate license for Vitrea 2 Software and (ii) the principal functionality of which is limited to CT virtual colonoscopy.

2.6.          “Affiliate” means, with respect to a designated Person, any entity controlled by, in control of, or under common control with such Person.  For the purposes of this definition, “control” means ownership or control, direct or indirect, of more than fifty percent (50%) of the voting capital or equity participation of an entity, or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

2.7.          “Non-Affiliate” means, with respect to a designated Person, a Person which is not such Person or an Affiliate thereof.

2.8.          “Intellectual Property” means all patents, patent applications and rights to file patent applications throughout the world, including any substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-part, and all copyrighted works, as well as any Confidential Information, of a designated Person.

2.9.          “Claim” means any claim, suit, action, demand or judgment, whether sounding in tort, contract or otherwise (including, without limitation, claims based on theories of warranty or strict liability).

2.10.        “Remedial Action” means any recall, field corrective action or other regulatory action with respect to any Option taken either by virtue of applicable federal, state, foreign or other law or regulation or good business judgment.

2.11.        “Confidential Information” shall mean all information designated by a party as confidential and which is disclosed by VTAL to EZEM, is disclosed by EZEM to VTAL, or is embodied in the Option, regardless of the form in which it is disclosed, relating to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, or, in the case of VTAL, the algorithms, programs, user interfaces and organization of the Option.

2.12.        “Act” means the United States Food, Drug and Cosmetic Act, as amended, and the regulations in force thereunder from time to time.

2.13.        “FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

2.14.        “Government Approval” shall mean any approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary for use, marketing, sale or distribution of the Option in a regulatory jurisdiction, including without limitation the FDA.

2.15.        “Territory” shall mean the entire world.

2.16.        “Center of Excellence” shall mean a radiology group or department with significant clinical expertise in the area of CT colonography with whom both VTAL and EZEM wish to develop a close cooperative relationship to promote CT colonography.

2.17.        “Option Sales Price” means the gross sales prices of an Option sold by VTAL or any VTAL Affiliate to a Non-Affiliate of VTAL, and not rejected under an acceptance/rejection provision, net to the extent otherwise included in such sales price of any transportation charges, insurance charges and sales, use, excise or other taxes, duties or imposts paid or allowed and any other governmental charges imposed upon the importation, use or sale of the Option; provided that if the Option is sold bundled with another product, including as an integral unsegregated part of Vitrea 2 Software, the gross sales price of the Option shall be comprised of only the part of the price allocable to the Option as reasonably determined in good faith by VTAL, which allocation, to the extent possible, shall be based on the respective list prices of the component parts of such bundled products on a stand-alone basis.  It is understood that the Option Sales Price does not include charges for hardware, software other than the Option, services (including installation, training and maintenance) or other fee or charges.  While EZEM acknowledges that, subject to the foregoing, VTAL has discretion in pricing the Vitrea 2 Software and the Option, in the event VTAL discounts any of its software products, including the Option, sold together from list price, such discount shall for purposes of determining the Option Sales Prices be allocated ratably over such software products based on their respective list prices.

2.18.        “Change in Control” means with respect to a party hereto the occurrence of any of the following events with respect to such party:

(a)           any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such party representing 50% or more of the combined voting power of such party’s then outstanding securities; or

(b)           during any thirty-six consecutive calendar months, the individuals who constitute the board of directors of such party on the first day of such period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by such board or nomination for election by such party’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the final day of such period, or whose appointment, election or nomination for election was previously so approved or recommended, shall for any reason cease to constitute at least a majority thereof; or

(c)           there is consummated a merger or consolidation of such party or any direct or indirect subsidiary of such party with any other corporation, other than a merger or consolidation which would result in the voting securities of such party outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of such party or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, and in which no “person” (as defined under subparagraph (a) above) acquires 50% or more of the combined voting power of the securities of such party or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(d)           the stockholders of such party approve a plan of complete liquidation or dissolution of such party not within Paragraph 14.2(a) hereof, or there is consummated an agreement for the sale or disposition by such party of all or substantially all of such party’s assets, other than a sale or disposition by such party of all or substantially all of such party’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of such party in substantially the same proportions as their ownership of such party immediately prior to such sale.

2.19.        “Required Station” means all hardware and software which VTAL from time to time designates as being that upon which a single copy of Vitrea2 software and the Option, in each case with all updates to date, are to be installed for use, that is, hardware and software of the same specification as is then being sold by VTAL to its customers for use with a single copy of Vitrea2 software and the Option, in each case with all updates to date, all of which hardware shall be in good operating condition and repair.

In addition to the foregoing, terms such as “sale” and “purchase” and variants and synonyms thereof are used herein for convenience only and refer to transactions involving the grant of a software license for an Option.

3.             DEVELOPMENT.

3.1.          Development Program.  VTAL will use commercially reasonable efforts to continue the development of the Option in accordance with the Specifications.

3.2.          Government Approvals.  VTAL shall, at its cost and expense, be solely responsible for obtaining and maintaining, and shall use commercially reasonable efforts to obtain and maintain Government Approvals required for the fully authorized sale, distribution and use of the Option in the USA, Canada and the countries of the European Union as constituted on the date hereof.

3.3.          Upgrades.  The parties shall meet up to twice annually, as reasonably requested by either party, to discuss the evolution of and modifications and/or upgrades to the Option and the associated engineering and development costs, however, the evolution of the Option and the modifications and/or upgrades to be made to it will be determined by VTAL in its discretion.  For purposes hereof modifications and/or upgrades will be deemed to include patents and other technology, including code, acquired from third parties and incorporated into or otherwise reflected in the Option.  Set forth on Exhibit 3.3 are VTAL’s anticipated upgrade plans for 2004 and 2005.

VTAL and EZEM shall share equally in the cost of all modifications and upgrades to the Option, including the cost of any royalties or other payments made with respect to patents and other technology, including code, acquired from third parties after the date hereof and incorporated into or incurred in relation to the modification or upgrading of the Option;  provided that in no event shall EZEM’s share of costs incurred pursuant to this Section exceed Two Hundred Thousand Dollars (US$200,000) in any twelve (12) month period unless it shall consent in writing to the contrary.

Subject to the foregoing, VTAL shall be entitled to set off against any royalty payable to EZEM under Section 8.1 hereof EZEM’s share of the cost of such modifications and upgrades incurred during the calendar quarter with respect to which such royalty payment is made, and to the extent the amount of such royalty is less than such share of the costs, VTAL shall be entitled to invoice EZEM for all or the balance of such costs following the end of such calendar quarter, which invoice will be payable within thirty (30) days.  In the event the amounts payable to VTAL by EZEM in respect of the cost of any such modifications or upgrades during any twelve (12) month period exceeds the royalty payments payable to EZEM during such twelve (12) month period, EZEM shall be entitled to terminate this Agreement upon written notice given to VTAL within sixty (60) days of the close of such twelve (12) month period as contemplated by Section 14.2 (g).

4.             GENERAL OBLIGATIONS OF EZEM

4.1.          Marketing.  EZEM shall have the following obligations with respect to the marketing of the Option:

(a)           To use its commercially reasonable efforts to further the promotion and marketing of the Option in the Territory and to refer all leads with respect to potential customers for the Option in the Territory to VTAL, provided that EZEM shall not have any minimum expenditure requirement in connection therewith;

(b)           To provide VTAL with reasonable assistance with respect to specific sales as reasonably requested by VTAL;

(c)           To provide VTAL with appropriate details of all complaints and bugs found in the Option, whether such complaints or bugs were discovered by EZEM or customers of EZEM;

(d)           To attend and participate, in its sole discretion and where commercially reasonable, in key radiology and GI tradeshows/meetings, fairs and exhibitions in the Territory where such participation will promote the Option, provided that EZEM shall so attend and participate at a minimum at the annual meetings of the Radiological Society of North America (RSNA), the European Congress of Radiology (ECR) and the International Symposium on Virtual Colonscopy.  For these three tradeshows/meetings,  the responsibilities of EZEM to provide hardware and software are as set forth in Section 6.1 hereto.  For all other tradeshows/meetings, fairs and exhibitions, where EZEM determines, in its discretion, that it is necessary and appropriate to provide hardware and software to promote the Option, the responsibilities of EZEM to provide hardware and software are as set forth in Section 6.1;

(e)           To provide VTAL with its target CT injector customer list on a quarterly basis, which list shall be considered Confidential Information subject to Section 12.1 hereof and shall be used by VTAL only for the purpose of selling the Option; and

(f)            To conduct its business in a professional manner, which will reflect positively upon VTAL and the Option.

4.2.          EZEM Demonstration License.  EZEM shall on and prior to June 30, 2004 maintain up to twelve (12) software licenses for the Option, and thereafter shall maintain eighteen (18) such licenses, at no cost to EZEM solely for its own customer demonstration and promotional uses (including, without limitation, CME courses), subject to the provisions of the Demonstration License Agreement attached hereto as Exhibit 4.2.  VTAL will provide additional software licenses, at no cost, as reasonably requested by EZEM to support EZEM’s sales and marketing efforts.

4.3.          Promotional Materials and Packaging.

(a)           VTAL shall be responsible for the development of data sheets, brochures and other marketing materials for the Option, which materials shall be made available by VTAL to EZEM.

(b)           The packaging, manuals and labeling for the Option will each prominently state at least once that the Option “was developed, manufactured and supplied by VTAL and is co-marketed by VTAL and EZEM.”

(c)           In the event EZEM desires to develop its own marketing and sales materials relating to the Option it may do so (including materials concerning both the Option and EZEM products), subject to review and approval of such materials by VTAL, such approval not to be unreasonably withheld.  All such material shall in any event prominently display the logo of VTAL at least once and attribution to it as the developer, manufacturer and supplier of the Option, and to the extent such materials include any images or screen shots generated through or simulating the output of the Option, they shall include any text and VTAL attribution of the type displayed when using the Option in production. In the event that EZEM submits marketing and sales materials relating to the Option to VTAL, VTAL shall review such materials and respond to EZEM within four (4) weeks following submission by EZEM.  In no event shall EZEM distribute any promotional materials for or related to the Option that have not been previously approved in writing by VTAL.

4.4.          Ownership.  EZEM hereby acknowledges VTAL retains all right, title and interest in and to the copyrights and other intellectual property protecting or embodied in the Option.  EZEM shall not reverse engineer, decompile or disassemble the Option.

4.5.          Competing Products.  During the term of this Agreement, EZEM shall not manufacture, clinically test, sell, rent, market, distribute, promote or solicit the sale of any software products which permit virtual endoscopy.

4.6.          EZEM Expenses.  EZEM assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement, including but not limited to all rents, salaries, commissions, advertising, demonstrations, travel and accommodations; provided, however, VTAL will provide training (including refresher training and training concerning improvements) to EZEM at no charge for a reasonable number of EZEM’s sales and technical support staff, at VTAL’s facilities or at any other mutually-agreeable location, in the function and application of the Option; provided, however, EZEM shall pay the salaries and all transportation and living expenses for its staff.

5.             GENERAL OBLIGATIONS OF VTAL

5.1.          General Obligations.  VTAL shall have the following obligations with respect to performing its obligations hereunder:

(a)           To use its commercially reasonable efforts to further the promotion and marketing of the Option in the Territory;

(b)           To be solely responsible for all aspects of the sale, demonstration, pricing, manufacture, supply, installation, training with respect to, technical support, maintenance and service of the Option; except for the demonstration obligations of EZEM as contemplated hereby;

(c)           To use its commercially reasonable efforts to improve the Option, including those improvements set forth on Schedule 5.1(c);

(d)           To abide by all applicable laws, rules and regulations in the Territory, including without limitation those portions of the Act, as amended, which apply to the manufacture, sale and distribution of medical software and devices, current FDA Quality System Regulations and the U.S. Foreign Corrupt Practices Act;

(e)           To provide or cause to be provided adequate training and instruction to EZEM personnel in order to allow them to properly promote and market the Option;

(f)            To provide EZEM with appropriate details of all material complaints and bugs found in the Option, whether such complaints or bugs were discovered by VTAL, customers of VTAL, EZEM or customers of EZEM;

(g)           To provide EZEM on a quarterly basis with a list of purchasers (including installation locations) of Vitrea 2 Software sold by it (and if known, by its licensees), which list shall be considered Confidential Information subject to Section 12.1 hereof and shall be used by EZEM only for the purpose of providing its “VC tool kit” and other virtual colonoscopy products to such purchasers;

(h)           To provide technical support for CME sponsored courses;

(i)            To maintain an adequately trained and staffed technical, engineering and manufacturing support group in order to fulfill its obligations hereunder; and

(j)            To conduct its business in a professional manner, which will reflect positively upon EZEM and the Option.

5.2.          VTAL Expenses.  VTAL assumes full responsibility for all its own costs and expenses incurred in carrying out its obligations under this Agreement.

6.             ADDITIONAL AGREEMENTS BETWEEN VTAL AND EZEM

6.1.          EZEM is to maintain and provide on and prior to June 30, 2004 up to twelve (12) Required Stations, and thereafter shall maintain and provide up to eighteen (18) Required Stations, having resident thereon Vitrea2 software and the Option provided by VTAL as contemplated by Section 4.2 hereof, for use at all radiology and GI tradeshows/meetings, fairs and exhibitions and all continuing medical education programs desiring to utilize the Option, , together with all related applications support and transport thereof to the site.  VTAL shall (i) upgrade all EZEM licenses for its demonstration systems (including without limitation those provided pursuant to Section 4.2) and CME systems (including without limitation those provided pursuant to Section 7) at no charge to EZEM, and shall continue to upgrade all such EZEM licenses at no charge to EZEM as and when upgrades are available, and (ii) shall provide set-up and training to users at such radiology and GI tradeshows/meetings, fairs and exhibitions and all continuing medical education programs.

6.2.          VTAL shall have the option of offering the EZEM “VC tool kit” as a starter pack for VC procedures.  If VTAL exercises such option, EZEM agrees to sell the “VC tool kit” to VTAL at its standard wholesale price and on its standard terms and conditions.

6.3.          EZEM and VTAL agree to meet (i) not less often than every six (6) months at a location proposed alternatively by VTAL and EZEM and approved by the other party, which approval may not be unreasonably withheld, to discuss development, marketing and other support programs, and selling issues and (ii) not less often than every two (2) years to review the strategic plan and any issues relating to the implementation of this Agreement and the business relationship contemplated thereby, which discussions shall in each case include a discussion of the pricing of the Option.

7.             CENTERS OF EXCELLENCE

EZEM shall use commercially reasonable efforts to enter into arrangements with at least five institutions from among those identified in Exhibit 7. As well as such other institutions, if any, as upon which the parties may agree in writing, to establish and manage Centers of Excellence to validate and promote the use of virtual colonoscopy and the use of the Option.  VTAL shall cooperate and assist EZEM, at VTAL’s expense, in the establishment of each Center of Excellence as EZEM shall reasonably request, and VTAL shall further supply (without charge subject to the last sentence of this Section) one Option per Center of Excellence (which may be an Appliance), together with installation of such Option and maintenance thereof.  Except as specifically set forth above, EZEM shall bear all cost associated with the establishment and support of each Center of Excellence, including cost of training with respect to use of the Option, which EZEM agrees to provide to each Center.  Any revenue derived from the sale of an Option to a Center for Excellence shall be shared equally by the parties.

8.             ROYALTIES

8.1.          Royalties.  VTAL shall pay to EZEM an amount equal to twenty-three percent (23%) of the Option Sales Price for each Option sold in the Territory.  Such payment shall be made within thirty (30) days of the close of the calendar quarter during which such Option was shipped, as evidenced by an accompanying report showing quarterly shipments of the Option and the Option Sales Price with respect thereto (including the manner of calculation of the Option Sales Price if the Option Sales Price is not broken out for the customer).

8.2.          Record-keeping; Inspection and Audit.  VTAL agrees to keep and maintain accurate records throughout the term of this Agreement of all sales of the Option sufficient to permit calculation/confirmation of the amounts payable under this Article 8, but shall only be required to maintain such records for a period of five (5) years after the end of the calendar quarter to which such records relate.  EZEM shall have the right, from time to time, upon twenty (20) days written notice to VTAL and at EZEM’s expense, to have an independent certified public accountant reasonably acceptable to VTAL, audit the books or accounts relating to calculation/confirmation of such amounts payable to the extent necessary to verify the facts necessary to determine the accuracy thereof.  EZEM shall bear the cost of any such accounting by it, unless the audit shows a discrepancy in EZEM’s favor of more than 10%, in which case VTAL shall be responsible for all costs and expenses related to the audit.  EZEM agrees to treat VTAL’s books, accounts, and records as confidential at all times.

9.             ADVERSE REACTIONS; PRODUCT RECALLS

9.1.          Compliance.  VTAL shall comply with all applicable regulatory requirements.  VTAL shall comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the manufacture and sale of the Option in each country in the Territory. VTAL and EZEM shall each comply with all health registration laws, regulations and orders of any government entity within the Territory and with all other governmental requirements relating to the promotion and marketing of the Option in each country in the Territory.  EZEM shall submit all advertising claims to VTAL for written approval prior to their first use by any party, such consent not to be unreasonably withheld.  VTAL shall review such advertising claims and respond to EZEM within four (4) weeks following submission by EZEM.

9.2.          Adverse Event Reporting.  Each party shall advise the other party by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Option.  VTAL shall be responsible for contacting the FDA or any other comparable regulatory agency elsewhere in the world as required in the event of any adverse events regarding the Option.

9.3.          Corrective Action.

(a)           Notice of Corrective Action.  If VTAL believes that a corrective action with respect to the Option is desirable or required by law, or if any governmental agency having jurisdiction (including, without limitation, the FDA) shall request or order any corrective action with respect to the Option, including any recall, customer notice, restriction, change, corrective action or market action or any Option change, VTAL shall promptly notify EZEM.  Any and all corrective actions with respect to the Option shall be conducted at the expense of VTAL.  This Section 9.3 shall not limit the obligations of either party under law regarding any corrective action with respect to the Option required by law or properly mandated by governmental authority.

(b)           Inspections.  VTAL will notify EZEM within two (2) business days of the completion of any inspection activity directed at the Option by any regulatory authority, including without limitation the FDA, and shall promptly provide EZEM with the results therefrom, including without limitation any FDA form 483 or warning letters.

10.           INDEMNIFICATION; INSURANCE

10.1.        Indemnification.

(a)           VTAL shall defend, indemnify and hold EZEM , its agents, employees and independent contractors harmless from and against any and all claims, damages, loss and expenses including without limitation, reasonable attorney’s fees, which may hereafter be asserted against or suffered by EZEM , its agents, employees and independent contractors for injury or death, damage to property or other third party claims to the extent such claims arise from the Option, the Vitrea 2 Software, any VTAL product incorporating the Option or the Vitrea 2 Software, or the fault or negligence of, VTAL its agents, employees and independent contractors.  Such indemnification obligation under this Section shall not be limited in any way by any limitation on the amount or types of damages, compensation or benefits, payable by VTAL under workers’ compensation acts, disability benefit acts or other employee benefit acts or by the provisions of any insurance.

(b)           EZEM shall defend, indemnify and hold VTAL, its agents, employees and independent contractors harmless from and against any and all claims, damages, loss and expenses including without limitation, reasonable attorney’s fees, which may hereafter be asserted against or suffered by VTAL, its agents, employees and independent contractors for injury or death, damage to property or other third party claims to the extent such claims arise from EZEM’s “VC tool kit” to the extent such kit is marketed and sold by VTAL pursuant to Section 6.2, or the fault or negligence of, EZEM, its agents, employees and independent contractors.  Such indemnification obligation under this Section shall not be limited in any way by any limitation on the amount or types of damages, compensation or benefits, payable by EZEM under workers’ compensation acts, disability benefit acts or other employee benefit acts or by the provisions of any insurance.

(c)           VTAL and EZEM agree to give each other prompt written notice (including the fullest information reasonably obtainable at the time) of any indemnifiable claims, demand, loss, damage, liability or expense of which it obtains knowledge.  The indemnifying party shall have the right to select counsel for and control defense of the claim (which counsel shall be reasonably accepted to all such parties).  Each party agrees to cooperate fully in the defense of any claim, demand, loss, damage, liability, or expense.  Neither party shall have the right to settle any claim, demand, loss, damage, liability, or expense for which it is indemnifying any party hereunder without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10.2.        Third Party Infringement Indemnity.  VTAL hereby agrees to indemnify, defend and hold EZEM harmless from any third party suit, claim or other legal action, including any and all claims, damages, loss and expenses arising therefrom, including without limitation, reasonable attorney’s fees, (“Legal Action”) that alleges the Option infringes any United States patent, copyright, or trade secret, including specifically any patents held by PointDx Inc.  VTAL shall be given written notice of any Legal Action within fifteen (15) days of EZEM’s first knowledge thereof and VTAL shall provide EZEM written notice of any Legal Action within fifteen (15) days of VTAL’s first knowledge thereof.  VTAL shall have sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and EZEM may not settle or compromise any Legal Action without the written consent of VTAL.  If an Option is found to infringe any such third party intellectual property right in such a Legal Action, it shall so notify EZEM in writing, which will thereupon cease and be excused from further marketing efforts with respect to the Option hereunder, pending resolution in accordance with the following: at VTAL’ sole discretion and expense, VTAL may (i) obtain a license from such third party for the benefit of EZEM; (ii) replace or modify the Option so that it is no longer infringing; or (iii) if neither of the foregoing is commercially feasible, either party may terminate this Agreement.  VTAL’s obligation to a customer with respect to infringement shall be controlled exclusively by its agreement with such end user.

10.3.        Insurance.  During the term of this Agreement and for a period of three (3) years thereafter, each party shall carry adequate insurance to cover its obligations hereunder, provided, however that in no event shall any product liability insurance coverage be less than five million dollars ($5,000,000) per occurrence.  Upon request, either party shall provide the other party with a certificate of insurance evidencing the insurance coverage required by this Section 10.3.

11.           LIMITATION OF REMEDIES

11.1.        CONSEQUENTIAL DAMAGES.  IN NO EVENT SHALL EITHER PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF THE OTHER PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

11.2.        Damages Limitation.  SUBJECT TO ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1, VTAL’s cumulative liability for damages to EZEM for any cause whatsoever, and regardless of the form of action, whether in contract or in tort including negligence, shall be limited to FOUR HUNDRED THOUSAND U.S. Dollars ($400,000).

12.           CONFIDENTIALITY

12.1.        Confidential Information; Term.  All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder.  Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party’s performance hereunder.  The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.  The foregoing duty shall apply to any Confidential Information for a period of five (5) years from the date of its disclosure or two years following the termination of this Agreement, which ever is later; provided that such obligation shall continue indefinitely as to the Option; provided that it is otherwise considered Confidential Information under Section 12.2.

12.2.        Exclusions.  The following shall not be considered Confidential Information for purposes of this Article 12.

(a)           Information which is or becomes in the public domain through no fault or act of the receiving party;

(b)           Information which was independently developed by the receiving party without the use of or reliance on the disclosing party’s Confidential Information;

(c)           Information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or

(d)           Information which is required to be disclosed by law, provided, however, prompt prior notice thereof shall be given to the party whose Confidential Information is involved.

13.           TRADEMARKS

13.1.        The Option shall be marketed, distributed and sold under the InnerViewGI trademark.  Subject to Section 14.3(b), EZEM hereby grants to VTAL an exclusive, perpetual, transferable and royalty-free license to use the InnerViewGI trademark in connection with the manufacture, distribution, sale, use, promotion, advertising, maintenance and upgrading of virtual colonoscopy visualization and analysis software products.  The InnerviewGI trademark shall be used by VTAL only in accordance with EZEM’s reasonable standards, specifications and instructions.  EZEM may inspect and monitor the activities of VTAL to ensure that such use of the InnerviewGI trademark is in accordance with such standards, specifications and instructions.

13.2.        VTAL hereby grants to EZEM a nonexclusive, nontransferable and royalty-free license to use such VTAL trademarks as VTAL may elect to use from time to time with respect to the Option, as well as the InnerviewGI trademark, solely in connection with the promotion and marketing of the Option in accordance herewith during the term of this Agreement.  VTAL’s trademarks shall be used by EZEM only in accordance with VTAL’s reasonable standards, specifications and instructions, but in no event beyond the term of this Agreement.  VTAL may inspect and monitor the activities of EZEM to ensure that such use of VTAL’s trademarks is in accordance with such standards, specifications and instructions.

13.3.        Except as set forth in Sections 13.1 and 13.2, neither party is granted any right, title or interest in any patents, copyrights, trademarks or other intellectual property of the other, and neither party shall use any of the other party’s trademarks as part of its corporate or trade name or authorize any third party to do so.

13.4.        Registration.  Each Licensing Party shall use commercially reasonable efforts to register trademarks licensed to the other in accordance with Sections 13.1 and 13.2.  Each Licensing Party shall be the sole party to initiate any such registration and shall bear all the expenses thereof.

13.5.        Markings.  Neither party shall remove or alter any trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends of the other affixed to any Option, documentation, containers or packages.

13.6.        Infringement.  Each Licensed Party shall promptly notify the Licensing Party in writing of any unauthorized use of the Licensing Party’s trademarks or similar marks which may constitute an infringement or passing off of the Licensing Party’s trademarks.  Each Licensing Party reserves the right in its sole discretion to institute any proceedings against such third party infringers, and each Licensed Party shall refrain from doing so.  Each Licensed Party shall cooperate fully with the Licensing Party in any legal action taken by the Licensing Party against such third parties, provided that the Licensing Party shall pay all expenses of such action.  All damages, which may be awarded or agreed upon in settlement of any legal action, shall accrue to the Licensing Party.

13.7.        Termination of Use.  Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any of trademarks of the other party.  Subject to Section 13.1 (i) upon termination of this Agreement, each Licensed Party shall immediately cease any use of the trademarks of the Licensing Party in any manner and (ii) each Licensed Party hereby empowers the Licensing Party and shall assist the Licensing Party, if requested, to cancel, revoke or withdraw any governmental registration or authorization permitting the Licensed Party to use the Licensing Party’s trademarks in the Territory.

13.8.        No Other Rights.  Except as set forth in Paragraphs 4.3(d) and (e), neither party is granted any right, title or interest in any patents, copyrights, trademarks or other intellectual property of the other, and neither party shall use any of the other party’s trademarks as part of its corporate or trade name or authorize any third party to do so.

14.           TERM AND TERMINATION

14.1.        Term.  This Agreement shall take effect as of the date on page 1 above and, subject to Section 14.2, shall terminate on October 23, 2011 (the “Term”).  On such date, this Agreement if then in effect shall be deemed automatically terminated unless VTAL and EZEM shall agree in writing to extend this Agreement.

14.2.        Termination.  Notwithstanding the provisions of Section 14.1 above, this Agreement may be terminated earlier upon written notice as follows:

(a)           By a party if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership or otherwise loses legal control of its business voluntarily;

(b)           By a party if a Change of Control occurs with respect to the other party upon ten (10) days of receipt of written notice thereof from the first party;

(c)           By a party if the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party;

(d)           By a party if the other party is affected by an event of Force Majeure for more than six (6) months.

(e)           By a party as contemplated by Section 10.2.

(f)            By the mutual written consent of both parties.

(g)           By EZEM as contemplated by Section 3.3.

14.3.        Rights and Obligations on Termination.  In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)           Neither party shall be released from the obligation to make payment of all amounts then or thereafter due and payable;

(b)           Indemnification rights and obligation under Sections 10.1, 10.2 and 10.3 and the parties’ rights and obligations under Article 8 (with respect only to sales of Options prior to termination) and 9 shall survive termination of this Agreement.  VTAL’s rights under Section 13.1 shall also survive termination of this Agreement unless such termination is by EZEM pursuant to Subparagraph 14.2(c); and

(c)           Each party shall return all items of Confidential Information to the other and, if applicable, shall erase all copies of Confidential Information from its computer systems and shall certify in writing to the other party that it has done so.

14.4.        No Compensation.  In the event of any termination of this Agreement under Article 14.2(a), (b),(d),(e) or (g), subject to Section 14.3(a), neither party shall owe any compensation to the other party for lost profits, lost opportunities, goodwill or any consequential, incidental or special damages as a result of or arising from such termination.

15.           FORCE MAJEURE

15.1.        Definition.  “Force Majeure” shall mean any event or condition beyond the reasonable control of either party which prevents, in whole or in material part, the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable.  Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure:  acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy or other supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion, or any refusal or failure of any governmental authority to grant any export license legally required.

15.2.        Notice.  Upon written notice to the other party, a party affected by an event of Force Majeure shall be suspended without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder.  Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences.  The party claiming Force Majeure shall also promptly notify the other party of the termination of such event.

15.3.        Suspension of Performance.  During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

16.           ARBITRATION

16.1.        Dispute Resolution.  Except as provided in Article 16.2 below, VTAL and EZEM shall each use its reasonable efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  Except as provided in Section 16.2 below, no further action may be taken under this Article 16 unless and until executive officers of VTAL and EZEM have met in good faith to discuss and settle such dispute.  The foregoing requirement in this Section 16.1 shall be without prejudice to either party’s right, if applicable, to terminate this Agreement under Section 14.2 above.

16.2.        Litigation Rights Reserved.  If any dispute arises with regard to the unauthorized use or infringement of Confidential Information by a party, the other party may seek any available remedy at law or in equity from a court of competent jurisdiction.

16.3.        Procedure for Arbitration.  Except as provided in Section 16.2 above, any dispute, claim or controversy arising out of or in connection with this Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Chicago, Illinois in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)           Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)           Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)           The arbitrators may not award or assess punitive damages against either party.

(d)           Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

17.           MISCELLANEOUS

17.1.        Relationship.  This Agreement does not make either party the employee, agent or legal representative of the other for any purposes whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.  Each party is acting as an independent contractor.

17.2.        Assignment.  Neither this Agreement nor any right or obligation arising hereunder may be assigned by any party hereto, in whole or in part, without the prior written consent of each other party hereto, which may be withheld in the absolute discretion of such other party, and any attempted assignment in violation of the terms hereof will be null and void and of no force or effect; provided, however, that no such consent shall be required for assignment, in whole or in part, in connection with any merger or sale of all or substantially all of the assets of the assigning party (including, in the case of VTAL, all of its right, title and interest, including without limitation, intellectual property and proprietary rights, in the Option), in either case made in good faith and on arms’ length terms and conditions; provided, however that in the event that a party desires to assign this Agreement through merger or sale of all or substantially all of its assets, it shall obtain, prior to any assignment, a written assurance from the acquiring or merging party, in form and substance satisfactory to the other party acting reasonably, specifically assuring the other party that it will continue to honor and assume all of the assigning party’s obligations under this Agreement.  Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Furthermore, VTAL shall not assign any of its right, title or interest, including without limitation, intellectual property or proprietary rights, in the Option unless such assignment is made in good faith on arms’ length terms and conditions and prior to any assignment, the assignee delivers to EZEM a written assurance, in form and substance satisfactory to EZEM acting reasonably, specifically assuring EZEM that it will continue to honor and assume all VTAL’s obligations under this Agreement.

17.3.        Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private overnight courier service, or by confirmed facsimile addressed to the respective addresses of the parties as first written above or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

17.4.        Entire Agreement.  This Agreement, including the Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, discussions, and previous distribution or value added reseller agreements heretofore between the parties.  Each party hereby acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein.

17.5.        Amendment.  This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

17.6.        Section Headings.  The Section headings appearing in this Agreement are inserted only as matter of convenience and in no way define, limit, construe, or describe the scope or extent of such Section or in any way affect such section.

17.7.        Publicity.  This Agreement is confidential, and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial or legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld.  It shall not be a breach of the foregoing obligation as to non-disclosure and press releases to include in future press releases facts which are recited in the joint press release described above or to make other disclosures as may be necessary (a) as to the non-disclosure obligation only, in connection with the preparation of a party’s tax returns or financial records; (b) in order to satisfy the requirements of law, including the requirements of the Securities Exchange Act of 1934; (c) in order to comply with the lawful orders or processes of courts and other government agencies; or (d) in order to enforce or comply with this Agreement.  If either party receives any subpoena or other legal process that purports to require or compel information that is protected under this Agreement, it shall give the other party prompt written notice thereof.

17.8.        Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (i) its choice of law rules, and (ii) the United Nations Convention on Contracts for the International Sale of Goods.

17.9.        Severability.  If any provision of this Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

17.10.      Counterparts.  This Agreement may be executed in two or more counterparts in the English language and each such counterpart shall be deemed an original hereof.  In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

17.11.      Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.  Course of conduct between the parties, whether or not contrary to the terms of this Agreement, shall not be construed as a waiver of any term of this Agreement.

17.12.      Non-solicitation.

(a)           Neither VTAL nor its Affiliates shall be permitted to retain, as an employee or a self-employed independent contractor, during the term of this Agreement or within one year thereafter, any person who was employed by EZEM or its Affiliates at anytime during the then preceding two (2) year period.

(b)           Neither EZEM nor its Affiliates shall be permitted to retain, as an employee or a self-employed independent contractor, during the term of this Agreement or within one year thereafter, any person who was employed by VTAL or its Affiliates at anytime during the then preceding two (2) year period.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives below.

VITAL IMAGES, INC.	E-Z-EM, INC.

By:	By:

Its:	Its:

[Remainder of page intentionally left blank]

EXHIBIT 3.3

2004 PLANNED UPGRADES

EXHIBIT 4.2

FORM OF DEMONSTRATION LICENSE

THIS SOFTWARE LICENSE AGREEMENT (“License Agreement”) is made as of                  , 200  , by and between Vital Images, Inc., 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 U.S.A. (“Vital Images”) and                                           , having its principal place of business at                                                     (“Licensee”).

Recitals

A.            Vital Images develops and licenses proprietary medical visualization software products (defined below as the “Products”).

B.            Licensee desires to license and use the Products for a specific period of time for the purposes of demonstration, evaluation, testing or other short-term uses, and Vital Images so agrees, subject to the terms and conditions of this License Agreement.

ARTICLE 1: DEFINITIONS

For purposes of this License Agreement, the following words, terms and phrases shall have the following meanings unless the context otherwise requires:

1.1           Confidential Information.  “Confidential Information” shall mean all information disclosed by Vital Images to Licensee or embodied in the Products, regardless of the form in which it is disclosed, which relates to markets, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general of Vital Images, or the algorithms, programs, user interfaces and organization of the Products.

1.2           Products.  “Products” shall mean only those computer software products in object code form as described in Exhibit A and any related user documentation as released from time to time by Vital Images, including any later authorized releases or versions of such software or documentation during the term of this License Agreement.

ARTICLE 2: LICENSE GRANT AND USE

2.1           License Grant.  Subject to the terms of this License Agreement, Vital Images hereby grants to Licensee a nonexclusive, non-transferable license (“License”) to use the Products only on one (1) computer of the type described in Exhibit B attached hereto (“Designated Equipment”), and only at the site described in Exhibit B (“Designated Site”).  Licensee must purchase a License for any other computer at a Designated Site on which it desires to install and use the Products.  Licensee’s use of the Products shall be limited solely to demonstration, evaluation, testing or otherwise as described on Exhibit B.  Licensee hereby agrees that the Products under this License shall not be used for any business activities of the Licensee without the prior written consent of Vital Images, such consent to be at the sole discretion of Vital Images.

2.2           Restrictions on Use.  Licensee agrees not to engage in, cause or permit the reverse engineering, disassembly, recompilation, modification or any similar manipulation of the Products, nor may Licensee loan, lease, distribute, assign or otherwise transfer the Products or copies thereof, in whole or in part, to any third party.  Licensee may not install, use or access the Products at or from any location other than a Designated Site, or on any type of computer other than the Designated Equipment, without the prior written approval of Vital Images.

2.3           Copying.  Licensee shall not copy the Products, except that Licensee may make and maintain one (1) copy of the Products for back-up and archival purposes, provided such copy includes all Vital Images copyright, proprietary rights and other notices included on or in the Products.

2.4           Ownership.  All right, title and interest in the Products shall at all times remain the property of Vital Images and its licensors, subject to the Licenses granted to Licensee under this License Agreement.  Licensee understands and agrees that it takes title only to the media on which the Products are provided to it, but that the Products shall remain the property of, and proprietary to, Vital Images.

ARTICLE 3: TERM AND TERMINATION

3.1           Term.  The term of this License Agreement shall be as described on Exhibit B, such term not to exceed twelve (12) months.

3.2           Termination.  Either party may terminate this License Agreement at any time by giving written notice to the other party.

3.3           Effect of Termination of a License.  Upon any termination of a License, Licensee shall (a) immediately cease all use of the Products licensed pursuant to such License, and (b) certify in writing to Vital Images within thirty (30) days after such termination that Licensee has either destroyed, permanently erased or returned to Vital Images the Products and all copies thereof licensed pursuant to such License.

3.4           Effect of Termination of License Agreement.  Upon termination of this License Agreement, all Licenses to the Products granted hereunder shall immediately terminate, and Licensee shall return to Vital Images all Confidential Information.  Articles 2.4, 5, 6, 7, 8 and 9 shall survive any termination of this License Agreement.

ARTICLE 4: ADVERSE REACTIONS; PRODUCT RECALLS

4.1           Adverse Event Reporting.  In the event that Vital Images has granted Licensee the right to use the Products under this License Agreement in its business activities, Licensee shall advise Vital Images, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any adverse event from the use of any Product or malfunction of any Product.  Unless otherwise required by applicable local laws, Licensee shall advise Vital Images of any such adverse event prior to any report or filing being made with the U.S. Food and Drug Administration (“FDA”) or any other comparable regulatory body elsewhere in the world.

4.2           Product Recall; Corrective Action.  If Vital Images believes that a corrective action with respect to the Products is desirable or required by law, or if any governmental agency having jurisdiction (including without limitation, the FDA) shall request or order any corrective action with respect to the Products, including any recall, customer notice, restriction, change, corrective action or market action or any Product change, Vital Images or its reseller shall promptly notify Licensee.  Licensee shall comply with all reasonable directions regarding such corrective action, including the return of the Products to Vital Images or a reseller at Vital Images’ expense.

ARTICLE 5: WARRANTIES; INDEMNIFICATION

5.1           No Warranty.  Vital Images makes no warranty to Licensee that the Products, when properly installed and operated, will substantially perform the functions described in the functional specifications for the Products, as contained in the applicable written documentation for the Products.  All Products are provided to Licensee “AS IS.”

5.2           Exclusive Remedy.  Vital Images’ entire liability, and Licensee’s exclusive remedy, for any claim made by Licensee under Article 5.1 above shall be for Vital Images to terminate this License Agreement.  Vital Images does not warrant that the operation of the Products will be uninterrupted or error-free, that all errors in the Products will be corrected, that the Products will satisfy Licensee’s requirements or that the Products will operate in the combinations which Licensee may select for use.

5.3           Warranty Disclaimer.  THE WARRANTY SET FORTH IN ARTICLE 5.1 ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY VITAL IMAGES, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR USE, AND ALL OBLIGATIONS OR LIABILITIES ON THE PART OF VITAL IMAGES FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE, MAINTENANCE OR PERFORMANCE OF THE LICENSED SOFTWARE.  Furthermore, the Products are derived from and include software from third party licensors, who make no warranty, express or implied, regarding the Products, who disclaim any and all liability for the Products and who will not undertake to provide any information or support regarding the Products.

5.4           Infringement Indemnity.  Vital Images hereby agrees to indemnify, defend and hold Licensee harmless from any third from any third party suit, claim or other legal action (“Legal Action”) that alleges the Licensed Software infringes any United States patent, copyright, or trade secret, including any award of damages and costs made against Licensee by a final judgment of a court of last resort based upon a Legal Action, provided that:  (a) Licensee gives written notice of any Legal Action to Vital Images within fifteen (15) days of Licensee’s first knowledge thereof; (b) Vital Images has sole and exclusive control of the defense of any Legal Action, including the choice and direction of any legal counsel, and all related settlement negotiations; and (c) Licensee provides Vital Images (at Vital Images’ expense for reasonable out-of-pocket expenses) with assistance, information and authority to perform the above.

Notwithstanding the foregoing, Vital Images and its licensors shall have no liability for any Legal Action based on or arising out of:  (a) the failure by Licensee to use a non-infringing version or release of the Products if made available by Vital Images, (b) the combination, operation or use of the Products with software, hardware or data not furnished by Vital Images, if such Legal Action would have been avoided by use of the Products without such software, hardware or data, or (c) the use of any Products in a manner for which it was neither designed nor contemplated.

In the event that the Products are held or are believed by Vital Images to infringe, Vital Images shall, at its option and expense, terminate the License to such Products.

This Article 5.4 states Licensee’s exclusive remedy, and Vital Images’ and its licensors’ entire liability, for any infringement claim related to the Products or their use.

ARTICLE 6: LIMITATION OF REMEDIES

6.1           Delay.  VITAL IMAGES SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING PRODUCTS OR SERVICES OR ANY OTHER PERFORMANCE UNDER THIS LICENSE AGREEMENT.

6.2           Sole Remedies.  THE SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR VITAL IMAGES’ LIABILITY OF ANY KIND (INCLUDING LIABILITY FOR NEGLIGENCE OR PRODUCT LIABILITY) WITH RESPECT TO THE PRODUCTS AND SERVICES COVERED BY THIS LICENSE AGREEMENT AND ALL OTHER PERFORMANCE BY VITAL IMAGES UNDER THIS LICENSE AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN ARTICLE 5 OF THIS LICENSE AGREEMENT.

6.3           Damages Limitation.  VITAL IMAGES SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, EVEN IF VITAL IMAGES SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR

DAMAGE, INCLUDING ANY LIABILITY FOR DAMAGES ARISING OUT OF OR RESULTING FROM THE USE, MAINTENANCE OR PERFORMANCE OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, THE LOSS OR CORRUPTION OF LICENSEE’S OR ANY THIRD PARTY DATA.  IN NO EVENT SHALL VITAL IMAGES BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AGGREGATE AMOUNTS ACTUALLY PAID BY LICENSEE TO VITAL IMAGES UNDER THIS LICENSE AGREEMENT.

ARTICLE 7: CONFIDENTIALITY

7.1           Confidential Information.  All Confidential Information shall be deemed confidential and proprietary to Vital Images, and are the sole and exclusive property of Vital Images.  Licensee may use the Confidential Information during the term of this License Agreement only as permitted hereunder or as necessary in order to use the Products in accordance with the License(s) granted hereunder.  Licensee shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by Licensee’s employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements.

7.2           Exclusions.  The following information shall not be considered Confidential Information under this Article 7:

(a)           Information which is or becomes in the public domain through no fault or act of Licensee;

(b)           Information which was independently developed by Licensee without the use or reliance on Vital Images’ Confidential Information;

(c)           Information which was provided to Licensee by a third party under no duty of confidentiality to Vital Images; or

(d)           Information which is required to be disclosed by Licensee under law, provided, however, Licensee gives prompt notice thereof to Vital Images prior to such disclosure.

7.3           Cooperation.  At Vital Images’ request, Licensee shall cooperate fully with Vital Images in any and all legal actions taken by Vital Images to protect its rights in the Products and in the Confidential Information.  Vital Images shall bear all costs and expenses reasonably incurred by Licensee in the course of cooperating with Vital Images in such legal action.

ARTICLE 8: ARBITRATION

8.1           Dispute Resolution.  Except as provided in Article 8.2 below, Vital Images and Licensee shall each use its best efforts to resolve any dispute between them promptly and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute.  The foregoing requirement in this Article 8.1 shall be without prejudice to either party’s right, if applicable, to terminate this License Agreement under Article 3.1 above.

8.2           Litigation Rights Reserved.  If any dispute arises with regard to Licensee’s unauthorized use of the Products or unauthorized use or infringement of Confidential Information, Vital Images may seek any available remedy at law or in equity from a court of competent jurisdiction.

8.3           Procedure for Arbitration.  Except as provided in Article 8.2 above, any dispute, claim or controversy arising out of or in connection with this License Agreement which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules or, if Licensee’s principal place of business is outside the United States, the International Arbitration Rules of the American Arbitration Association (“AAA”).  Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.  At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with a background in the licensing and distribution of computer software.  Any such arbitration shall be conducted in Minneapolis, Minnesota, U.S.A. in the English language.  An arbitral award may be enforced in any court of competent jurisdiction.  Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)           Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories and (iv) document requests.

(b)           Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(c)           The arbitrators may not award or assess punitive damages against either party.

(d)           Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

ARTICLE 9: MISCELLANEOUS

9.1           Assignment.  Licensee shall not have the right to assign or otherwise transfer its rights or obligations under this License Agreement except with the prior written consent of Vital Images, which consent shall be at the sole discretion of Vital Images.  This License Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.  Any prohibited assignment shall be null and void.

9.2           Notices.  Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time.  Notices so given shall be effective upon (a) receipt by the party to which the notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (10th) day following international mailing, as may be the case, whichever occurs first.

9.3           Exports and U.S. Government Rights.  Licensee hereby acknowledges that it will not export or reexport any of the Products or technical data (which includes, among other things, any technical information relating to the Products, written or otherwise), or any product incorporating any Products or technical data.  The Products are provided with Restricted Rights.  Use, duplication or disclosure by the U.S. government is subject to restrictions as set forth in (a) this License Agreement pursuant to DFARs 227.7202-3(a); (b) subparagraph (c)(1)(i) of the Rights in Technical Data and Computer Software clause at DFARs 252.227-7013; or (c) the Commercial Computer Software Restricted Rights clause at FAR 52.227-19 subdivision (c)(1) and (2), as applicable.  Contractor/manufacturer is Vital Images, Inc., 3100 West Lake Street, Suite 100, Minneapolis, Minnesota 55416 U.S.A.

9.4           Entire Agreement.  This License Agreement, including the Exhibits attached hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements by and between Licensee and Vital Images as well as all proposals, oral or written, and all prior negotiations, conversations and discussions between the parties related hereto.

9.5           Amendment.  This License Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

9.6           Governing Law.  This License Agreement shall be governed by and interpreted under the laws of the State of Minnesota, U.S.A., excluding (a) its choice of law rules, and (b) the United Nations Convention on the International Sale of Goods.

9.7           Severability.  If any provision of this License Agreement is found unenforceable under any of the laws or regulations applicable thereto, such provision terms shall be deemed stricken from this License Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

9.8           Waiver.  No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

IN WITNESS WHEREOF, the parties have executed this License Agreement by their duly authorized representatives.

VITAL IMAGES, INC.	LICENSEE

By	By

Name	Name

Title	Title

EXHIBIT 7

POTENTIAL CENTERS OF EXCELLENCE

Confidential treatment requested for information on this Exhibit.